      Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
Exhibit 10.2
TCG:TJR License Agreement between RCT and Phylos; RCT Project No. 060-1710; Koide.
LICENSE AGREEMENT
     Effective July 1, 1999 (the “Effective Date”), Research Corporation Technologies, Inc. (“RCT”), a Delaware nonprofit corporation with offices at 101 North Wilmot, Ste. 600, Tucson, Arizona, 85711-3365, and , Phylos, Inc. a Massachusetts corporation, with offices at 128 Spring Street, Lexington, MA 02421-7802 (“Phylos”), agree as follows:
1. DEFINITIONS.
     1.1. “AFFILIATE” means any entity which directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. “Control” shall constitute the right to cast, or the right to direct the casting of, at least 50% of the votes at a meeting of such owners, or at a meeting of the entity’s directors or governing body, or the right to designate a majority of the entity’s directors or members of the entity’s governing body, or the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.
     1.2. “CALENDAR QUARTER” means any period of three (3) consecutive months beginning with January 1, April 1, July 1, or October 1 of each calendar year.
     1.3. “CATALYTIC PRODUCT” means a LICENSED MONOBODY that is neither a DIAGNOSTIC PRODUCT nor a PHARMACEUTICAL PRODUCT.
     1.4. “DIAGNOSTIC PRODUCT” means a LICENSED MONOBODY suitable or intended for USE in the diagnosis of a disease condition or of protein profiles of cells from biological sources.
     1.5. “INSTITUTION” means the University of Rochester.
     1.6 “INVENTION” means the certain invention entitled “Artificial Antibody Scaffolding,” which is the subject of RCT Project
No. 060-1710.
     1.7. “LICENSED MONOBODY” means a a purified peptide or protein configuration, the manufacture, USE, or SALE of which infringes, or induces or contributes to the infringement of, a PATENT CLAIM.
     1.8. “LICENSED PATENTS” means:
     (a) the patents and patent applications identified in EXHIBIT A attached to this Agreement;
     (b) all divisional or continuation, in whole or in part, applications based on any of the foregoing;
     (c) any and all foreign applications corresponding to the patent applications described in (a) and (b) above;
     (d) any and all issued and unexpired patents resulting from any of the applications described in Paragraph (a), (b) or (c) above; and
     (e) any and all issued and unexpired reissues, reexaminations, renewals or extensions that may be based on any of the patents described in Paragraphs (a) or (d) above.
     1.9. “MANUFACTURED PRODUCT” means a product made at any stage of its manufacture with the USE or benefit of a LICENSED MONOBODY.
     1.10. “NET SALES” of any PRODUCT means the gross billings for the SALE or importation thereof less the deductions identified below.
     1.10.1. Determining Gross Billings. The gross billings used for calculating NET SALES of any PRODUCT SOLD or imported under this Agreement shall be determined as follows:

TCG:TJR License Agreement between RCT and Phylos; RCT Project No. 060-1710; Koide.
     (a) If Phylos or its AFFILIATE SELLS a PRODUCT:
     1. To a third party that is not a RELATED PARTY, gross billings shall be Phylos’s or its AFFILIATE’S actual gross billings, as the case may be;
     2. To a RELATED PARTY for subsequent SALE by such RELATED PARTY, gross billings shall be such RELATED PARTY’S actual gross billings for such subsequent SALE;
     3. To a RELATED PARTY for USE by such RELATED PARTY gross billings shall be the gross billings that would result from a hypothetical arm’s length SALE to a third party (that is not a RELATED PARTY) by Phylos or its AFFILIATE, as the case may be;
     (b) If Phylos or its AFFILIATE USES a LICENSED MONOBODY in a manner or for a purpose other than in or for the manufacture of a MANUFACTURED PRODUCT, gross billings shall be the gross billings that would result from a hypothetical arm’s length SALE of such LICENSED MONOBODY to a third party (that is not a RELATED PARTY) by Phylos or its AFFILIATE, as the case may be.
     1.10.2. Allowable Deductions. When factually applicable, the following deductions may be deducted from gross billings as determined above:
     (a) rebates, volume, quantity, trade or cash discounts, allowed and taken, in amounts customary in the trade;
     (b) sales taxes and/or use taxes and/or duties imposed upon, and with specific reference to, particular SALE to the extent included in the amount of gross billings;
     (c) amounts allowed or credited on returns, rejections or recalls, voluntary or otherwise (not exceeding the original gross billings); and
     (d) charges for freight, freight allowances, and outbound transportation costs prepaid to the extent included in such gross billings.
No other allowance or deduction shall be made including without limitation allowances or deductions for any commissions or sales fees by whatever name known.
     1.11. “PATENT CLAIM” means a valid claim in an unexpired or pending LICENSED PATENT. A PATENT CLAIM shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. For the purposes of this Agreement, and especially for purposes of earned royalty determination and payment under this Agreement, any claim being presented in a pending patent application shall be deemed to be the equivalent of a valid claim of an issued, unexpired patent and in consideration of RCT’s agreement to grant a license under any patent issuing thereon earned royalties shall be payable in respect thereto as though it were a valid patent claim.
     1.12. “PHARMACEUTICAL PRODUCT” means a LICENSED MONOBODY that is intended for USE in the treatment or prevention of a disease.
     1.13. “PRODUCT” means any one or more of a CATALYTIC PRODUCT, a DIAGNOSTIC PRODUCT, MANUFACTURED PRODUCT, or a PHARMACEUTICAL PRODUCT as appropriate from the context.
     1.14. “RELATED PARTY” means any one of Phylos, its AFFILIATES, third parties to this Agreement to which RCT has granted a license under the LICENSED PATENTS, or any person enjoying a special course of dealing with Phylos or its AFFILIATES. By way of example but not limitation, a “special course of dealing” includes co-marketing arrangements between Phylos and a third party wherein the third party may SELL products, arrangements under which a third party will SELL products under a private labelling arrangement with Phylos, distribution arrangements with third parties in which Phylos or its AFFILIATE shares, directly or indirectly, in the

TCG:TJR License Agreement between RCT and Phylos; RCT Project No. 060-1710; Koide.
proceeds from such distributor’s SALES of an PRODUCT, or barter arrangements in which Phylos exchanges products for other products in kind. A distributor (other than an AFFILIATE) of Phylos’s product under Phylos’s name or mark shall not be considered a RELATED PARTY if Phylos (or its AFFILIATE) does not share, either directly or indirectly, in the proceeds from such distributor’s sales of Phylos’s product.
     1.15. “SALE” (and any cognate noun form and cognate conjugated verb form thereof) shall mean to sell, or otherwise part with or dispose of, for value.
     1.16. “USE” (and any cognate noun form and cognate conjugated verb form thereof) shall mean to use for commercial purposes.
2. [THIS ARTICLE IS RESERVED]
3. GRANT OF LICENSES
     3.1. RCT hereby grants to Phylos a non-exclusive license under the LICENSED PATENTS to make LICENSED MONOBODIES, to have LICENSED MONOBODIES made, to USE LICENSED MONOBODIES in the manufacture of MANUFACTURED PRODUCTS, to SELL LICENSED MONOBODIES, to offer to SELL LICENSED MONOBODIES, and to import LICENSED MONOBODIES, free from suit by RCT for infringement of the PATENT CLAIMS in all countries of the world in which RCT has LICENSED PATENTS. No other or further license or right is granted or implied under this Agreement. No license or rights are granted or implied under any patent application or patent not in the LICENSED PATENTS. Except as expressly provided in Paragraph 3.2, Phylos shall have no right or power to grant sublicenses under the LICENSED PATENTS.
     3.2. At such times as Phylos is not in material default under any of its obligations to RCT under this Agreement, Phylos shall have the right to extend the licenses granted under Paragraph 3.1 to AFFILIATES. Any such extension shall be in writing and shall be accepted in writing by any such AFFILIATE. All terms and provisions of this Agreement, except this right to extend and the obligation to make payments under Paragraph 4.3, shall apply to such AFFILIATE to the same extent as they apply to Phylos. The operations and action of such AFFILIATE under such extension shall be deemed to be the operations and actions of Phylos under this Agreement and Phylos shall be primarily responsible for the performance by such AFFILIATE of all of its obligations hereunder. Phylos shall notify RCT promptly in writing of any such extension. If an AFFILIATE ceases to be an AFFILIATE, any license extended to such AFFILIATE under this Paragraph 3.2 shall terminate concurrently with such AFFILIATE’S ceasing to be an AFFILIATE.
     3.3. Phylos may enter into arrangements with third parties, not an AFFILIATE, to promote, market distribute and SELL PRODUCTS on Phylos’ behalf. Phylos or such third parties may find it necessary or desirable that such third parties have a separate license to practice under the LICENSED PATENTS. Upon written request from Phylos, RCT shall reasonably consider, to facilitate Phylos’ business arrangements, the granting to such third parties such separate licenses [**] provided in Article 4 but at the [**] terms in other respects.
4. PAYMENTS
     4.1. Phylos shall pay to RCT a non-refundable and non-creditable license issue fee of $[**] payable as follows: (a) $[**] upon the execution and delivery of this Agreement; (b) $[**] on of before the date one year after the Effective Date; and (c) $[**] on or before the date two years after the Effective Date. If this Agreement is terminated any time on or before the date the license issue fee is paid in full, Phylos shall pay to RCT the remaining balance of the license issue fee on or before the effective date of the termination of this Agreement.
     4.2. Phylos shall pay to RCT earned royalties as follows:
     4.2.1. Phylos shall pay to RCT an earned royalty equal to [**]% of the NET SALES of each DIAGNOSTIC PRODUCT made, SOLD, or imported, by or for Phylos or its AFFILIATES during the term of this Agreement, including any DIAGNOSTIC PRODUCT made or imported during the term of this Agreement but SOLD after the termination of this Agreement.

TCG:TJR License Agreement between RCT and Phylos; RCT Project No. 060-1710; Koide.
     4.2.2. Phylos shall pay to RCT an earned royalty equal to [**]% of the NET SALES of each PHARMACEUTICAL PRODUCT made, SOLD, or imported, by or for Phylos or its AFFILIATES during the term of this Agreement, including any PHARMACEUTICAL PRODUCT made or imported during the term of this Agreement but SOLD after the termination of this Agreement.
     4.2.3. Phylos shall pay to RCT an earned royalty equal to [**]% of the NET SALES of each CATALYTIC PRODUCT made. SOLD, or imported, by or for Phylos or its AFFILIATES during the term of this Agreement, including any such LICENSED MONOBODY made or imported during the term of this Agreement but SOLD after the termination of this Agreement
     4.2.4. If a LICENSED MONOBODY may comprise two or more of a DIAGNOSTIC PRODUCT, PHARMACEUTICAL PRODUCT, or CATALYTIC PRODUCT, the earned royalty payable thereon shall be the [**] earned royalty determined under Paragraph 4.2.1, 4.2.2, and 4.2.3 above. Only one earned royalty will accrue and be paid on a given LICENSED MONOBODY even if the manufacture of such LICENSED MONOBODY in one country is covered by the LICENSED PATENTS and the USE, SALE, or importation in another country is covered by the LICENSED PATENTS.
     4.2.5. Phylos shall pay to RCT an earned royalty equal to [**]% of the NET SALES of each MANUFACTURED PRODUCT made, SOLD or imported by or for Phylos or its AFFILIATE during the term of this Agreement, including any MANUFACTURED PRODUCT manufactured during the term of this Agreement but SOLD or imported after the termination of this Agreement.
     4.2.6. If Phylos SELLS LICENSED MONOBODIES to a third party that has a license under the LICENSED PATENTS to make, USE, SELL, offer to SELL, or import LICENCSED MONOBODIES, the earned royalty on such SALE shall accrue and be paid under such third party’s license so long as such third party licensee pays such earned royalty. If Phylos purchases LICENSED MONOBODIES from a third party that has a license to make, SELL, offer to SELL, or import LICENSED MONOBODIES, the earned royalty on such SALE shall accrue and be paid under this license. Only one earned royalty will accrue and be paid on a given PRODUCT, even if such PRODUCT is SOLD or transferred between RELATED PARTIES for subsequent USE or RESALE.
     4.2.7. Earned royalty payments for Phylos’ activities in a given CALENDAR QUARTER during the term of this Agreement are due on or before the date forty-five days after the end of such CALENDAR QUARTER. The earned royalty payable on a given PRODUCT shall not become due until such PRODUCT is USED or SOLD.
     4.3. Phylos shall pay to RCT a non-refundable, non-creditable annual license maintenance fee of $[**]. Phylos shall pay the first maintenance fee on or before July 1, 2000, and shall pay subsequent maintenance fees on or before July 1 of each year thereafter during the term of this Agreement.
     4.4. All payments due hereunder are expressed in and shall be paid in United States of America currency, without deduction of exchange, collection or other charges by wire transfer to: RESEARCH CORPORATION TECHNOLOGIES, INC., Wells Fargo Bank, N.A., Tucson Main Office, 150 N. Stone Ave., P.O. Box 1871, Tucson, AZ 85702, ABA & Transit No. 121000248, Acct. 4159-527159—RCT CHECKING; or to the account of RCT at such other bank as RCT may from time to time designate in writing. Phylos shall pay the cost of any wire transfer fees. If the amount is $100,000 or less, Phylos may elect to pay by company check, instead of wire transfer, at the address shown in Paragraph 14..
     4.5. Phylos agrees to take all reasonable and necessary steps to register this Agreement in any country of the LICENSED PATENTS where such is required to permit the transfer of funds and/or payment of royalties to RCT hereunder or is otherwise required by the government or law of such country to effectuate or carry out this Agreement. In no event shall Phylos be relieved of any obligations under this Agreement because it failed to register this Agreement in any such country. If Phylos or an AFFILIATE SELLS any PRODUCT for currency other than United States currency, Phylos shall determine the earned royalty payable for such PRODUCT in such currency and then convert the earned royalty into its equivalent in United States currency at the New York foreign exchange selling rate for such currency for the last business day of the calendar quarter for which payment is made, as

TCG:TJR License Agreement between RCT and Phylos; RCT Project No. 060-1710; Koide.
published by the Wall Street Journal. If such rate is not so published, the conversion shall be at the selling rate for such currency for the last business day of the calendar quarter for which payment is made, as published by a leading New York, New York bank chosen by Phylos and reasonably acceptable to RCT. If Phylos is late in making any payment, the applicable exchange rate obtained from the sources described above shall be the greater of the rate on the date payment was actually made or the rate on the date on which payment was due.
     4.6. If Phylos fails to make any payment required under this Agreement on or before the date ten days after Phylos’s receipt of RCT’s written notice of such failure, Phylos shall pay interest on such amount at an annual rate equal to the prime rate, as quoted by Wells Fargo Bank, N.A., plus 3%, which interest shall accrue on the entire, unpaid amount from the date the payment not timely manner became due until the date such payment is paid in full. The interest shall be compounded on the last day of each CALENDAR QUARTER. If such rate exceeds the rate allowable by applicable law, then the highest rate allowed by law shall apply. Any payments received shall be applied first to any unpaid, accrued interest and then to the satisfaction of any unpaid principal.
     4.7. Phylos shall bear all taxes and charges assessed or imposed on it by a government authority other than income tax imposed by the United States or a political or governmental subdivision thereof, and all payments hereunder shall be made undiminished by any such tax or charge. Such taxes and charges shall not include any U.S. maintenance fees for keeping in force any issued U.S. patent included under the LICENSED PATENTS. Phylos shall cooperate with and assist RCT in obtaining any exemption from taxes imposed by any government (or instrumentality) of any country of the LICENSED PATENTS on royalty payments made by Phylos to RCT. To that end, Phylos shall ensure that all payments made under this Agreement from Phylos to RCT shall originate in the United States.
     4.8 RCT intends to grant non-exclusive licenses to others under the LICENSED PATENTS. In such event, the following provisions shall govern the effect of such licenses on this Agreement:
     4.8.1. If, after the Effective Date, RCT, under substantially identical provisions and conditions, grants a license (the “Lower-Rate License”) under the LICENSED PATENTS in a given country to any third party (other than Phylos’ AFFILIATE) at an earned royalty rate for a given PRODUCT that is lower than that provided in Paragraph 4.2, and if such PRODUCT made and SOLD by such third party under the Lower-Rate License competes with Phylos’ SALES of LICENSED PRODUCTS in such country under this Agreement, RCT shall promptly modify this Agreement, upon Phylos’ election pursuant to Paragraph 4.8.2 below to modify this Agreement, by reducing the earned royalty rate in Paragraph 4.2, as it applies to such PRODUCT and such country only, to such lower earned royalty rate. Such modification shall become effective on the first day of the calendar quarter immediately following the date on which such third party first SELLS such PRODUCT in such country under the Lower-Rate License in competition with Phylos’ SALES of LICENSED PRODUCTS in the same country. Such modification shall also include any less favorable terms in the Lower-Rate License and shall continue in effect only through the earlier to occur of (i) the calendar quarter in which the Lower-Rate License ceases to be in effect in such county; or (ii) the calendar quarter in which such third party ceases to sell products in such country made under the Lower-Rate License in competition with Phylos’ SALES of such PRODUCTS in the same county. If the Lower-Rate License expires or is otherwise terminated, the earned royalty rate payable under this Agreement without regard to any adjustment under this Paragraph 4.8 shall apply unless and until another Lower-Rate License calls into operation the provisions of this Paragraph 4.8.
     4.8.2. On or before the date thirty days after the date on which RCT grants a Lower-Rate License, RCT shall provide Phylos written notice of the grant of such Lower-Rate License. If Phylos elects to modify the provisions of this Agreement in the manner provided by Paragraph 4.8.1 above, Phylos shall provide, on or before the date sixty days after Phylos’ receipt of RCT’s written notice, RCT written notice, along with reasonable supporting documentation demonstrating that such third party licensee’s sale of products compete or will compete with Phylos’ SALES of PRODUCTS under this Agreement. On or before the date thirty days after RCT’s receipt of such written notice, RCT shall notify Phylos if it contests Phylos’ conclusion that the third-party’s sales are in competition with Phylos’ SALES or that Phylos is entitled to the lower earned royalty rate. If RCT does not timely notify Phylos that RCT contests Phylos’ conclusion, RCT shall be deemed to concur with such conclusion. If RCT does timely notify Phylos that it contests Phylos’ conclusion, and if, on or before the date ninety date after RCT’s receipt of Phylos’ written notice,

TCG:TJR License Agreement between RCT and Phylos; RCT Project No. 060-1710; Koide.
Phylos and RCT are unable to agree on whether Phylos is entitled to a lower earned royalty rate for such PRODUCT in such country, the parties shall submit the matter to a neutral third party mutually acceptable to the parties whose determination shall be binding on the parties as to such PRODUCT and such country. If the neutral third party determines that Phylos is entitled to such lower earned royalty and that this Agreement should be modified accordingly, Phylos shall not be entitled to any refund for amounts previously paid to RCT after the effective date of such modification, but Phylos shall be entitled to credit the amount of any overpayment made through the date of such determination against future earned royalties due to RCT under this Agreement.
     4.8.3. Phylos shall not be entitled to such lower earned royalty rate if the third-party has obtained such lower earned royalty rate in return for substantial and unique consideration that Phylos is unable to provide to RCT. The provisions of this Paragraph 4.8 shall not be called into operation because of the existence or operation of any license granted or to be granted to or on behalf of any government or any increase in the earned royalty rate because of taxes imposed by any government.
     4.9. If Phylos provides RCT written notice that the earned royalty paid to RCT under this Agreement for a particular PRODUCT diminishes Phylos’ capability to respond to competitive pressures in the market for such PRODUCT along with justification for such view, RCT agrees to consider, but shall not be obligated to grant Phylos, a reasonable reduction in the earned royalty rate. provided above for such PRODUCT for the period during which such market conditions exist. Factors determining the size of the reduction may include profit margin of PRODUCTS, prices of competitive product, and additional earned royalty obligations of Phylos to third parties. Any such reduction may he granted in RCT’s sole discretion.
5. RECONDS, REPORTS, AND INSPECTION.
     5.1. Phylos shall render to RCT, at the same time as each of the earned royalty payments referred to in Paragraph 4.2 are made, a written statement providing the following details:
     (a) the unit quantities of DIAGNOSTIC PRODUCTS, PHARMACEUTICAL PRODUCTS, CATALYTIC PRODUCTS, and MANUFACTURED PRODUCT SOLD by Phylos or its AFFILIATES, separately stated for each such class of LICENSED MONOBODY, during the CALENDAR QUARTER covered by the report in each country in which such billing occurred. The statement shall include the identity of each type of DIAGNOSTIC PRODUCT, PHARMACEUTICAL PRODUCT, and CATALYTIC PRODUCT SOLD;
     (b) the United States dollar value of the billings on such quantities in (a) above;
     (c) the calculation of NET SALES of the DIAGNOSTIC PRODUCT, PHARMACEUTICAL PRODUCT, CATALYTIC PRODUCT, and MANUFACTURED PRODUCTS SOLD, separately stated for each class of LICENSED MONOBODY, based on the dollar value determined in (b) above including a detailed accounting of any allowed deductions from the invoice amounts to arrive at the NET SALES;
     (d) the computation of earned royalties based on the NET SALES computed under (c) above;
     (e) the quantities of such LICENSED PRODUCTS transferred between RELATED PARTIES or USED by RELATED PARTIES, the computation of earned royalties thereon, and the total royalties so computed.
If no earned royalties are due, Phylos shall so report. On or before the date ninety days after the end of the CALENDAR QUARTER in which this Agreement is terminated Phylos shall provide to RCT a written report that complies in all respects with this Paragraph along with a payment of any amounts to be paid in respect thereof.
     5.2. Phylos shall keep and maintain records in accordance with generally accepted accounting principles sufficient to enable RCT to determine the monies payable to RCT by Phylos under the terms of this Agreement and Phylos’s compliance in other respects with this Agreement. Phylos shall retain such records for five years after the end of the reporting period to which they pertain. Phylos shall make such records available to inspection and

TCG:TJR License Agreement between RCT and Phylos; RCT Project No. 060-1710; Koide.
copying by a certified public accountant appointed by RCT at RCT’s expense and reasonably acceptable by Phylos, at any reasonable time during normal business hours, but not more often than once per calendar year, to the extent necessary for RCT to verify the records and payments due under this Agreement. If any such inspection discloses an underpayment of earned royalties of 7.5% or more of the amount of earned royalties actually due for any CALENDAR QUARTER, then Phylos shall promptly pay the reasonable cost of such inspection after Phylos’s receipt of the bill / invoice for such inspection.
     5.3. RCT shall maintain the reports made pursuant to Paragraph 5.1 and their content, and any information obtained or copied pursuant to Paragraph 5.2, in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, except to its officers, employees, consultants and agents. RCT may disclose information pertaining to this Agreement to the INSTITUTION and the inventors of the LICENSED PATENTS pursuant to RCT’s and the INSTITUTION’S Agreement for Disclosure, Evaluation, and Commercialization. RCT’s obligations of confidentiality under this Paragraph 5.3 shall not apply to any information that: (a) at the time of receipt by RCT, was independently known to RCT from a source other than Phylos or its AFFILIATES; or (b) at the time RCT discloses it to a third party, is generally known to the public through no fault of RCT; or (c) at the time RCT discloses it to a third party, has been made available to RCT by a third party having the lawful right to do so without breaching any obligation of confidentiality to Phylos.
6. LIMITATION OF LIABILITY; INDEMNITY; INSURANCE.
     6.1. Except for RCT’s breach of the Agreement, none of RCT, INSTITUTION or any inventor identified on any LICENSED PATENT, shall be liable for any damages, whether direct or otherwise, arising out of the use by Phylos, its AFFILIATE or any third party of information, samples or materials supplied hereunder, or LICENSED MONOBODY made under this Agreement and sold by Phylos or its AFFILIATE. None of RCT, INSTITUTION, or any such inventor shall be liable for lost or prospective profits or special or consequential damages, whether or not any one of them has been advised of the possibility of such damages. None of RCT, INSTITUTION, or any such inventor shall be liable for any claim by a third party against Phylos except to the extent any such claim is attributable to the gross negligence or willful misconduct on the part of RCT, INSTITUTION, or such inventor, as the case may be, pertaining to the samples or materials provided by Phylos to RCT although those of RCT, INSTITUTION or such inventor not guilty of such gross negligence or willful misconduct shall not be subject to this exception and shall continue to benefit from such exclusion of liability.
     6.2. None of RCT, INSTITUTION or any inventor identified on any LICENSED PATENT: (a) shall have the right to control or will control the manner in which any product licensed under this Agreement is made or practiced; (b) has provided any know-how or operating instructions or other information with respect to any such product; and (c) makes any representation or warranty whatsoever with respect to any such product. In recognition of the foregoing, Phylos agrees to indemnify and hold harmless RCT, INSTITUTION, any inventor identified on any LICENSED PATENT, and all directors, officers and employees of RCT or INSTITUTION, (collectively, the “Indemnitees”) from and against any and all third party claims, demands, actions, liabilities, judgments, costs and expenses of whatever kind, whether based on contract, negligence, strict liability, product liability, or statutory liability, and without regard to any contributory negligence on the part of Indemnitees, including, without limitation, attorney’s fees and cost of defense, arising out of or related in any way to Phylos’s production, USE or SALE of LICENSED MONOBODIES. RCT shall ensure that Phylos is promptly notified of any such claims in which it intends to invoke this Paragraph 6.2. RCT and its employees shall cooperate fully Phylos and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification. The foregoing indemnity shall not be available to RCT, INSTITUTION, or any such inventor to the extent any claim, damage, or liability arises from gross negligence or willful misconduct of RCT, INSTITUTION or such inventor, as the case may be, in the manufacture, use, sale, or importation of an LICENSED MONOBODY, although those of RCT, INSTITUTION , or such inventor not guilty of such acts shall not be subject to this limitation and shall continue to benefit from such indemnity.
     6.3. On or before the earlier of the date Phylos begins clinical trials involving the use of any PRODUCT, or marketing of any PRODUCT, Phylos shall obtain and, thereafter throughout the term of this Agreement, and for a period of 15 years after termination of this Agreement, maintain in force products liability insurance and other insurance coverages typically carried by entities engaged in Phylos’s business in amounts not less than Two Million U.S. Dollars (US$2,000,000) per accident or occurrence. Such insurance policies shall name the Indemnitees as

TCG:TJR License Agreement between RCT and Phylos; RCT Project No. 060-1710; Koide.
additional insureds as respects this Agreement. Such policies shall provide or be endorsed to provide that such insurance is primary and any other insurance carried by any of the Indemnitees shall be excess and not contributing with the insurance required hereunder. The policies shall contain Cross Liability and/or Severability of Interests provisions so as to not impair the right of one insured against another insured. The insurance policies shall provide or be endorsed to provide that written notice by registered mail shall be given to the Indemnitees at least thirty days before termination, cancellation, or reduction of coverage. The insurance policies required to be carried by Phylos under this Agreement shall be with companies that are reasonably acceptable to, and approved by, RCT. Phylos shall furnish RCT and the INSTITUTION with a certificates of insurance evidencing coverage and, when requested, a copy of such policy. The requirements of this Paragraph 6.3 shall survive termination of this Agreement.
7. REPRESENTATIONS AND WARRANTIES. Nothing contained in this Agreement shall be construed as a representation by RCT that the LICENSED PATENTS can be or will be used to prevent the importation, SALE or USE by a third party of a product in any country of the LICENSED PATENTS where such product is placed in commerce under circumstances which applicable laws or treaties preclude the use of the LICENSED PATENTS to prevent such importation, SALE or USE. Nothing contained in this Agreement shall be construed as a representation or warranty: (a) as to the scope or validity of any patent or patent application in the LICENSED PATENTS; or (b) that any performance, or practice under any patent or patent application in the LICENSED PATENTS is not an infringement of any patent of others. RCT warrants that it is the owner of the LICENSED PATENTS and that it has the right to grant the licenses granted under Paragraph 3.1 hereof. Each party represents and warrants to the other that this Agreement constitutes a valid and binding agreement of the representing and warranting party, that execution, delivery and performance of this Agreement by the representing and warranting party are within such party’s corporate power, have been duly authorized by all necessary corporate action, and that it shall exercise its good faith in performing under this Agreement. Neither Phylos nor RCT makes any other warranties, express or implied. As of the Effective Date, to RCT’s knowledge, RCT does not own or control any patent or patent application, apart from the LICENSED PATENTS, directed to a construct of fibronectin or fragment thereof for use as a protein scaffold.
8. FORCE MAJEURE. No failure or omission by any party in the performance of any obligation of this Agreement (except payments hereunder) shall be deemed a breach of this Agreement nor create any liability if the same shall arise from any cause or causes beyond the control of the party in question, as the case may be, including, but not restricted to, the following, which, for the purpose of this Agreement, shall be regarded as beyond the control of the party in question: acts of God; acts or omissions of any government or any agency thereof; compliance with any governmental authority or any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; acts of the public enemy; war, declared or undeclared; rebellion; insurrection; riot; sabotage; invasion; quarantine restrictions; strike; lockout; disputes or differences with workmen; transportation embargoes or delays in transportation.
9. TERM AND TERMINATION
     9.1. Unless earlier terminated as hereinafter provided, this Agreement shall automatically expire in each country on the date on which the last to expire of the LICENSED PATENTS that Phylos is practicing under expires. Phylos may terminate this Agreement at any time by giving RCT three months’ written notice of Phylos’s election to terminate.
     9.2. If a party defaults under any of the terms, covenants or provisions of this Agreement, such party shall have thirty days after the giving of written notice of such default within which to correct such default. If such default is not corrected within such thirty day period, the other party shall have the right, at its option, and in addition to any other remedy available at law or equity, to cancel and terminate this entire Agreement and the licenses granted hereunder, including the licenses extended to AFFILIATES.
     9.3. Termination of this Agreement shall not constitute a termination or a waiver of any rights of any party against any other party accruing at or prior to the time of such termination. Without limiting the generality of the foregoing, Phylos’s obligations to pay any amount payable to RCT under this Agreement, and to report and pay royalties to RCT as to any PRODUCT or LICENSED MONOBODY made before termination of this Agreement or expiration of the pertinent LICENSED PATENTS (even if such PRODUCT or LICENSED MONOBODY is SOLD or imported after the termination of this Agreement or expiration of the pertinent LICENSED PATENTS), shall

TCG:TJR License Agreement between RCT and Phylos; RCT Project No. 060-1710; Koide.
survive such termination or expiration. In addition to any provision of this Agreement that expressly provides for acts or obligations to continue beyond the termination of this Agreement, the provisions of ARTICLES 5 (“Reports, Records and Inspection”), 6 (“Limitation of Liability; Indemnity”), 7 (“Representations and Warranties”), and 13 (“Validity”) and this Paragraph 9.3 shall survive the termination of this Agreement.
10. INTEGRATION. WAIVERS. This Agreement, and any exhibits attached to this Agreement, constitute the entire agreement between the parties as to the subject matter of such documents. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises, and understandings are superseded and merged into, extinguished by, and completely expressed by such documents. No party shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises, or understandings not specifically set forth in such documents. A party’s express or implied consent or waiver of the other party’s breach of its obligations hereunder shall not be deemed to be, or construed as, a consent to, or waiver of, any other breach of the other party. A party’s failure, no matter how long, to: (a) complain of any act, or failure to act, by the other party; (b) declare the other party in default; (c) insist upon the strict performance of any obligation or condition of this Agreement; or (d) exercise any right or remedy consequent upon a breach thereof; shall not constitute a waiver by such party of its rights, such breach, or any other obligation or condition. A party’s consent in any one instance shall not limit or waive the necessity to obtain such party’s consent in any future instance. No single or partial exercise of any right, power or privilege by a party hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege by such party. In any event, no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the party granting such consent or waiver.
11. ASSIGNABILITY. This Agreement and any modification thereof shall be binding upon and shall inure to the benefit of RCT, its assigns and successors in interest. This Agreement and any modification thereof shall be binding upon and shall inure to the benefit of Phylos and the successor to its entire business and good will, but shall not otherwise be assigned by Phylos without prior approval by RCT being first obtained in writing, which approval will not be unreasonably withheld.
12. LAW. This Agreement shall be governed by and construed according to the laws of the United States of America, and the internal laws of the state of Arizona, United States of America. The parties shall make all reasonable efforts to resolve any dispute concerning this Agreement, its construction, or its actual or alleged breach, by face-to-face negotiations between senior executives. Should such negotiation fail to resolve the matter, either party may bring judicial proceedings to resolve the matter in any state or federal court of competent jurisdiction sitting in the State of Arizona, Pima County. By executing and delivering this Agreement, each party, for itself and in respect of its property, irrevocably consents and submits to the exclusive jurisdiction and venue of such courts in any such proceeding and otherwise waives any objection or defense, including any objection or defense based on forum non conveniens or improper venue, which it may now or hereafter have to the bringing of any such proceedings in such courts. Each party further agrees that service of process of notice in any such proceeding shall be effective if in writing and sent in the manner provided in ARTICLE 14 of this Agreement, or in any other manner permitted by Arizona law.
13. VALIDITY. Nothing in this Agreement shall be construed to require the commission of any act contrary to law. If any of the provisions of this Agreement are held to be invalid or unenforceable, the parties will attempt to replace them with new provisions which have the same force and effect and the remaining provisions shall not be affected. The parties agree that each party has reviewed this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.
14. ADDRESSES. All notices, requests, reports and other communications provided in this Agreement shall be in writing and shall be deemed to have been made or given: (a) when delivered, if delivered by hand or sent by facsimile or the like; (b) on the day following deposit with an overnight courier; or (c) on the date three days following deposit with the United States Mail, certified or registered:
If to RCT:
President
Research Corporation Technologies, Inc.
101 N. Wilmot Rd., Suite 600
Tucson, AZ 85711-3365
Fax: 520-748-0025

TCG:TJR License Agreement between RCT and Phylos; RCT Project No. 060-1710; Koide.
If to Phylos:
President
Phylos Corporation
128 Spring Street
Lexington, Massachusetts 02421-7802
Fax: 781-402-8800
Such addresses may be altered by notice so given. If no time limit is specified for a notice required or permitted to be given by this Agreement, the time limit therefor shall be three full business days, not including the day of mailing. The foregoing address shall be used for purposes of delivery of Biological Materials.
15. INFRINGEMENT AND PATENT PROSECUTION.
     15.1. RCT will protect the LICENSED PATENTS from infringement and prosecute alleged infringers when, in its sole judgment, such action may be necessary, proper, and justified. Phylos shall fully cooperate with RCT, as RCT may request, in connection with any such action, at no out-of-pocket expense to Phylos.
     15.2. At its sole cost and expense, RCT shall maintain and prosecute the LICENSED PATENTS. RCT does not represent or warrant to Phylos that any patent will issue or be granted based on any LICENSED PATENT. RCT may, in its sole discretion, abandon any LICENSED PATENT. Phylos shall cooperate with RCT in the prosecution of any LICENSED PATENT, and in RCT’s efforts in seeking any available extension of the term of any LICENSED PATENT. To that end, Phylos shall provide RCT with any data, experimental materials, research or test results in Phylos’s possession or control and that RCT may reasonably request for its patent prosecution or patent term extension efforts in connection with the LICENSED PATENTS. In addition, Phylos shall cooperate with RCT, and shall cause its employees to cooperate with RCT, in the preparation of any declarations or affidavits that are to be signed by Phylos or employees of Phylos. RCT agrees to take commercially reasonable actions to ensure that such any agencies or regulatory bodies to which RCT discloses such information, materials or samples shall treat the same as confidential.
16. INDEPENDENT CONTRACTOR. In its performance under this Agreement, each party shall be an independent contractor and neither party (nor its employee or agent) shall be an agent or partner of the other party.
17. HEADINGS. The headings of the various Paragraph of this Agreement are used solely for the convenience of the parties, do not form a part of this Agreement, do not affect the interpretation or meaning of this Agreement, and do not define, limit, extend, or describe its scope or intent.
18. NO THIRD PARTY BENEFICIARIES. Except for Paragraphs 6.1, 6.2, and 6.3, which shall also be for the benefit of, and enforceable by, the INSTITUTION and the inventor of the LICENSED PATENTS, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party. The agreements herein contained are made for the sole benefit of the parties hereto and no other person or entity is intended to or shall have any rights or benefits hereunder, whether as a third party beneficiary or otherwise.
19. COMPUTATION OF TIME. In computing any period of time pursuant to this Agreement, the day or date of the act, notice, event, or default from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday, or federal holiday which event the period runs until the end of the next day which is not a Saturday, Sunday, or federal holiday.
20. PATENT MARKING. Phylos and its AFFILIATES shall mark all PRODUCTS with a legible notice indicating that the PRODUCTS are covered by claims in a pending patent application or an issued LICENSED PATENT, as the case may be.

TCG:TJR License Agreement between RCT and Phylos; RCT Project No. 060-1710; Koide.
21. NON-USE OF NAMES. Neither Phylos nor its AFFILIATES shall use the name of any inventor, the INSTITUTION, RCT, or any adaptation of any of them, in any advertising, promotional or sales literature, without prior written consent obtained from the inventor, the INSTITUTION, or RCT, as applicable.
     IN WITNESS WHEREOF, the parties hereto have each caused a duly authorized officer to sign this Agreement to be effective the Effective Date.

Phylos Corporation		Research Corporation Technologies, Inc.

By:	/s/ illegible	By:	/s/ Gary M. Munsingner

	President		President

Date: July 1, 1999		Date: June 25, 1999

TCG:TJR License Agreement between RCT and Phylos; RCT Project No. 060-1710; Koide.
EXHIBIT A
LICENSED PATENTS
Inventors: Dr. Shohei Koide
Invention: “Artificial Antibody Scaffolding”
RCT Project No. 060-1710
PATENT APPLICATIONS

Countries	Serial No.	Filing Date
United States	096,749	June 12, 1998 derived from Provisional Application filed June 12, 1997

PCT designating:	US98/12099	June 12, 1998
Australia
Canada
Japan
Austria
Belgium
Cyprus
Denmark
France
Finland
Greece
Germany
Italy
Luxembourg
Monaco
Netherlands
Portugal
Spain
Sweden
Switzerland

AMENDMENT NO. 1 TO LICENSE AGREEMENT
     Effective January 15, 2003 (the “Amendment Effective Date”), Research Corporation Technologies, Inc., a Delaware nonprofit corporation with offices at 101 North Wilmot Rd., Suite 600, Tucson, Arizona 85711-3365 (“RCT”), and Phylos, Inc., a Massachusetts corporation, with offices at 128 Spring Street, Lexington, Massachusetts 02421-7802 (“Licensee”), agree as follows:
ARTICLE I
BACKGROUND
     SECTION 1.1. RCT and Licensee are parties to that certain license agreement made effective July 1, 1999 (the “Agreement”).
     SECTION 1.2. RCT and Licensee desire to amend the Agreement to reflect the likelihood that Licensee will enter into arrangements with certain commercial partners to develop and/or commercialize certain PHYLOS PRODUCTS (as defined below).
     SECTION 1.3. Unless otherwise provided for herein, initially- and fully-capitalized terms have the same Meaning in the Agreement.
ARTICLE II
AMENDMENT
     SECTION 2.1. Article I of the Agreement is amended by adding at the end thereof new Paragraphs 1.17 and 1.18 which read in their entirety as follows:
     1.17. “ADNEXUS PRODUCT” means a DIAGNOSTIC PRODUCT or PHARMACEUTICAL PRODUCT wherein the LICENSED MONOBODY comprising that PRODUCT has been identified, isolated or discovered through the use of ADNEXUS TECHNOLOGY .”
     1.18. “ADNEXUS TECHNOLOGY” means the [**] molecules are generated with a [**] and wherein peptides or proteins having a desired binding affinity are [**]. The ADNEXUS TECHNOLOGY, including a description of [**], is described and [**].”
     SECTION 2.2. Paragraph 3.3 of the Agreement is amended by deleting it in its entirety and replacing it with the following:
     3.3. Licensee may enter into arrangements with a commercial partner, not an AFFILIATE, to develop and/or commercialize PHYLOS PRODUCTS (a “Qualified Licensee Prospect”). In connection with that development and/or commercialization effort, Licensee may desire that the Qualified Licensee Prospect have the right to research, develop, make, market and SELL PHYLOS PRODUCTS. From time to time, Licensee may provide to RCT a written request that RCT grant a license under the LICENSED PATENTS to a Qualified Licensee Prospect. Promptly after receiving such written request, RCT shall offer to the Qualified Licensee Prospect identified in Licensee’s written notice a license under the LICENSED PATENTS to research, develop, make, USE, SELL, offer to SELL and import PHYLOS PRODUCTS at the [**] and the other terms of which will be substantially in the form of Exhibit B to this Agreement. [**]. For the avoidance of doubt, [**]. For purposes of clarity, a Qualified Licensee Prospect is a RELATED PARTY of Licensee under this Agreement.”
     SECTION 2.3. Article 10 of the Agreement is hereby amended by changing the first line thereof to read as follows:
     This Agreement (and any exhibits attached to this Agreement), as amended by that certain Amendment No. 1 made effective January 15,2003, constitute the entire agreement between the parties as to the subject matter of such documents.

     SECTION 2.4. Exhibit B, in the form attached hereto, shall be attached to, and become a part of, the Agreement as Exhibit B thereto.
     SECTION 2.5. Except as expressly set forth in this Amendment, all terms and conditions of the Agreement remain unchanged and in full force and effect. The Agreement, as amended by this Amendment, is hereby ratified and confirmed.
     SECTION 2.6. This Amendment shall be governed and construed according to the laws of the United States of America, and the internal laws of the State of Arizona.
     SECTION 2.7. This Amendment may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.
     IN WITNESS WHEREOF, the parties hereto have each caused a duly authorized officer to sign this Amendment as of the Amendment Effective Date.

ADNEXUS THERAPEUTICS, INC.		RESEARCH CORPORATION TECHNOLOGIES, Inc.

By:	/s/ Gustav Christensen	By:	/s/ Gary M. Munsingner

Name and Title: Gustav Christensen Chief Executive Officer		Name and Title: Gary M. Munsingner President

Date:	January 8, 2003	Date:	January 14, 2003

EXHIBIT B
LICENSE AGREEMENT
     Effective ___ (the “Effective Date”), Research Corporation Technologies, Inc. (“RCT”), a Delaware nonprofit corporation with offices at 101 North Wilmot, Suite 600, Tucson, Arizona, 85711-3365, and , ___, a ___ corporation with offices at ___ a (“Licensee”), agree as follows (fully capitalized terms as used in this Agreement are defined in ARTICLE 1):
BACKGROUND
     A. RCT and Phylos, Inc. (“Phylos”) are parties to that certain license agreement made effective July 1, 1999, and amended effective ___(the “Phylos License”), pursuant to which Phylos obtained a non-exclusive license under the LICENSED PATENTS.
     B. Phylos and Licensee are parties to that certain agreement made effective ___, concerning the research, development, marketing and commercialization of PHYLOS PRODUCTS.
     C. Under Paragraph 3.3 of the Phylos License, if Phylos and a third party to the Phylos License have developed a PHYLOS PRODUCT, Phylos may request, in writing, that RCT offer to the third party a license in the form of that specified in the Phylos License.
     D. Pursuant to Paragraph 3.3 of the Phylos License, Phylos has requested RCT to offer a license to Licensee. Licensee desires to obtain from RCT, and RCT desires to grant to Licensee, a limited, non-exclusive license under the LICENSED PATENTS to the extent contained in this Agreement.
1. DEFINITIONS.
     1.1. “AFFILIATE” means any entity which directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. “Control” shall constitute the right to cast, or the right to direct the casting of, at least 50% of the votes at a meeting of such owners, or at a meeting of the entity’s directors or governing body, or the right to designate a majority of the entity’s directors or members of the entity’s governing body, or the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.
     1.2. “CALENDAR QUARTER” means any period of three (3) consecutive months beginning with January 1, April 1, July 1, or October 1 of each calendar year.
     1.3. “DIAGNOSTIC PRODUCT” means a LICENSED MONOBODY that is intended for USE in: (a) the diagnosis or monitoring of a disease condition; (b) the determination of the susceptibility of a patient to a disease or physiological condition; or (c) the determination of protein profiles of cells from biological sources;.
     1.4. “INSTITUTION” means the University of Rochester.
     1.5. “LICENSED MONOBODY” means a peptide or protein configuration: (a) the manufacture, USE, or SALE of which infringes, or induces or contributes to the infringement of, a PATENT CLAIM; and (b) that has been identified, isolated or discovered through the use of the PHYLOS TECHNOLOGY.
     1.6. “LICENSED PATENTS” means:
     (a) the patents and patent applications identified in EXHIBIT A attached to this Agreement;
     (b) all divisional or continuation, in whole or in part, applications based on any of the foregoing;
     (c) any and all foreign applications corresponding to the patent applications described in (a) and (b) above;

     (d) any and all issued and unexpired patents resulting from any of the applications described in Paragraph (a), (b) or (c) above; and
     (e) any and all issued and unexpired reissues, reexaminations, renewals or extensions that may be based on any of the patents described in Paragraphs (a) or (d) above.
     1.7. “NET SALES VALUE” of any PHYLOS PRODUCTS means the gross billings for the SALE or importation thereof less the deductions identified below.
     1.7.1. Determining Gross Billings. If Licensee or its AFFILIATE SELLS an PHYLOS PRODUCT:
     (a) To a third party that is not a RELATED PARTY, gross billings shall be Licensee’s or its AFFILIATE’S actual gross billings, as the case may be;
     (b) To a RELATED PARTY for subsequent SALE by such RELATED PARTY, gross billings shall be such RELATED PARTY’S actual gross billings for such subsequent SALE, except to the extent the particular circumstances of such SALE are the subject of Subsection 3.2.4 in which case the provisions of Subsection 3.2.4 shall govern; and
     (c) To a RELATED PARTY for USE by such RELATED PARTY gross billings shall be the gross billings that would result from a hypothetical arm’s length SALE to a third party (that is not a RELATED PARTY) by Licensee or its AFFILIATE, as the case may be.
     1.7.2. Allowable Deductions. When factually applicable, the following deductions may be deducted from gross billings as determined above:
     (a) rebates, volume, quantity, trade or cash discounts, allowed and taken, in amounts customary in the trade;
     (b) sales taxes and/or use taxes and/or duties imposed upon, and with specific reference to, particular SALE to the extent included in the amount of gross billings;
     (c) amounts allowed or credited on returns, rejections or recalls, voluntary or otherwise (not exceeding the original gross billings); and
     (d) charges for freight, freight allowances, and outbound transportation costs prepaid to the extent included in such gross billings.
     No other allowance or deduction shall be made including without limitation allowances or deductions for any commissions or sales fees by whatever name known.
     1.8. “PATENT CLAIM” means a valid claim in an unexpired or pending LICENSED PATENT. A PATENT CLAIM shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. For the purposes of this Agreement, and especially for purposes of earned royalty determination and payment under this Agreement, any claim being presented in a pending patent application shall be deemed to be the equivalent of a valid claim of an issued, unexpired patent and in consideration of RCT’s agreement to grant a license under any patent issuing thereon earned royalties shall be payable in respect thereto as though it were a valid patent claim.
     1.9. “PHARMACEUTICAL PRODUCT” means a LICENSED MONOBODY that is intended for USE in the treatment or prevention of a disease or condition.
     1.l0. “PHYLOS PRODUCT” means a PHARMACEUTICAL PRODUCT or a DIAGNOSTIC PRODUCT, or both, as appropriate in the context.

     1.11. “PHYLOS TECHNOLOGY” means the [**] molecules are generated with a [**] and wherein peptides or proteins having a desired binding affinity are [**]. The Phylos Technology, including a description of [**], is described and [**].
     1.12. “RELATED PARTY” means any one of Licensee, its AFFILIATES, third parties to this Agreement to which RCT has granted a license under the LICENSED PATENTS, or any person enjoying a special course of dealing with Licensee or its AFFILIATES. By way of example but not limitation, a “special course of dealing” includes co-marketing arrangements between Licensee and a third party wherein the third party may SELL products, arrangements under which a third party will SELL products under a private labeling arrangement with Licensee, distribution arrangements with third parties in which Licensee or its AFFILIATE shares, directly or indirectly, in the proceeds from such distributor’s SALES of an PHYLOS PRODUCT, or barter arrangements in which Licensee exchanges products for other products in kind. A distributor (other than an AFFILIATE) of Licensee’s product under Licensee’s name or mark shall not be considered a RELATED PARTY if Licensee (or its AFFILIATE) does not share, either directly or indirectly, in the proceeds from such distributor’s sales of Licensee’s product.
     1.13. “SALE” (and any cognate noun form and cognate conjugated verb form thereof) shall mean to sell, or otherwise part with or dispose of, for value.
     1.14. “USE” (and any cognate noun form and cognate conjugated verb form thereof) shall mean to use for commercial purposes.
2. GRANT OF LICENSES
     2.1. RCT hereby grants to Licensee a non-exclusive license under the LICENSED PATENTS to make PHYLOS PRODUCTS, to have PHYLOS PRODUCTS made, to USE LICENSED MONOBODIES in the research and development of PHYLOS PRODUCTS and in the manufacture of PHYLOS PRODUCTS, to SELL PHYLOS PRODUCTS, to offer to SELL PHYLOS PRODUCTS, and to import PHYLOS PRODUCTS, free from suit by RCT for infringement of the PATENT CLAIMS in all countries of the world in which RCT has LICENSED PATENTS. No right or license is granted under this Agreement to Licensee to USE LICENSED MONOBODIES in the manufacture of products that do not comprise PHYLOS PRODUCTS. Licensee covenants not to USE LICENSED MONOBODIES in the manufacture of products that do not comprise PHYLOS PRODUCTS. No other or further license or right is granted or implied under this Agreement. No license or rights are granted or implied under any patent application or patent not a LICENSED PATENT. Except as expressly provided in Paragraph 2.2, Licensee shall have no right or power to grant sublicenses under the LICENSED PATENTS.
     2.2. At such times as Licensee is not in material default under any of its obligations to RCT under this Agreement, Licensee shall have the right to extend the licenses granted under Paragraph 2.1 to AFFILIATES. Any such extension shall be in writing and shall be accepted in writing by any such AFFILIATE. All terms and provisions of this Agreement, except this right to extend and the obligation to make payments under Paragraph 3.3, shall apply to such AFFILIATE to the same extent as they apply to Licensee. The operations and action of such AFFILIATE under such extension shall be deemed to be the operations and actions of Licensee under this Agreement and Licensee shall be responsible for the performance by such AFFILIATE of all of its obligations hereunder. Licensee shall notify RCT promptly in writing of any such extension. If an AFFILIATE ceases to be an AFFILIATE, any license extended to such AFFILIATE under this Paragraph 2.2 shall terminate concurrently with such AFFILIATE’S ceasing to be an AFFILIATE.
3. PAYMENTS
     3.1. Licensee shall pay to RCT a non-refundable and non-creditable license issue fee of $[**] payable upon the execution and delivery of this Agreement.
     3.2. Licensee shall pay to RCT earned royalties as follows:

     3.2.1. Licensee shall pay to RCT an earned royalty equal to [**]% of the NET SALES VALUE of each DIAGNOSTIC PRODUCT made, SOLD, or imported, by or for Licensee or its AFFILIATES during the term of this Agreement, including any DIAGNOSTIC PRODUCT made or imported during the term of this Agreement but SOLD after the termination of this Agreement.
     3.2.2. Licensee shall pay to RCT an earned royalty equal to [**]% of the NET SALES VALUE of each PHARMACEUTICAL PRODUCT made, SOLD, or imported, by or for Licensee or its AFFILIATES during the term of this Agreement, including any PHARMACEUTICAL PRODUCT made or imported during the term of this Agreement but SOLD after the termination of this Agreement.
     3.2.3. If an PHYLOS PRODUCT may comprise both a DIAGNOSTIC PRODUCT and a PHARMACEUTICAL PRODUCT, the earned royalty payable thereon shall be the [**] earned royalty determined under Paragraph 3.2.1 and 3.2.2 above. Only one earned royalty will accrue and be paid on a given PHYLOS PRODUCT even if the manufacture of such PHYLOS PRODUCT in one country is covered by the LICENSED PATENTS and the USE, SALE, or importation in another country is covered by the LICENSED PATENTS.
     3.2.4. If Licensee SELLS PHYLOS PRODUCTS to a third party that has a license under the LICENSED PATENTS to make, USE, SELL, offer to SELL, or import products under the LICENSED PATENTS, the earned royalty on such SALE shall accrue and be paid under such third party’s license so long as such third party licensee pays such earned royalty. If Licensee purchases PHYLOS PRODUCTS from a third party that has a license to make, SELL, offer to SELL, or import products under the LICENSED PATENTS, the earned royalty on such SALE shall accrue and be paid under this license. Only one earned royalty will accrue and be paid on a given PHYLOS PRODUCT, even if such PHYLOS PRODUCT is SOLD or transferred between RELATED PARTIES for subsequent USE or RESALE.
     3.2.5. Earned royalty payments for Licensee’s activities in a given CALENDAR QUARTER during the term of this Agreement are due on or before the date forty-five days after the end of such CALENDAR QUARTER. The earned royalty payable on a given PHYLOS PRODUCT shall not become due until such PHYLOS PRODUCT is SOLD.
     3.3. Licensee shall pay to RCT a non-refundable, non-creditable annual license maintenance fee of $[**]. Licensee shall pay the first maintenance fee on or before February 14, and shall pay subsequent maintenance fees on or before February 14 of each year thereafter during the term of this Agreement.
     3.4. All payments due hereunder are expressed in and shall be paid in United States of America currency, without deduction of exchange, collection or other charges by wire transfer to: RESEARCH CORPORATION TECHNOLOGIES, INC., Wells Fargo Bank, N.A., Tucson Main Office, 150 N. Stone Ave., P.O. Box 1871, Tucson, AZ 85702, ABA & Transit No. 121000248, Acct. 4159-527159—RCT CHECKING; or to the account of RCT at such other bank as RCT may from time to time designate in writing. Licensee shall pay the cost of any wire transfer fees. If the amount is $100,000 or less, Licensee may elect to pay by company check, instead of wire transfer, at the address shown in ARTICLE 13.
     3.5. Licensee agrees to take all reasonable and necessary steps to register this Agreement in any country of the LICENSED PATENTS where such is required to permit the transfer of funds and/or payment of royalties to RCT hereunder or is otherwise required by the government or law of such country to effectuate or carry out this Agreement. In no event shall Licensee be relieved of any obligations under this Agreement because it failed to register this Agreement in any such country. If Licensee or an AFFILIATE SELLS any PHYLOS PRODUCT for currency other than United States currency, Licensee shall determine the earned royalty payable for such PHYLOS PRODUCT in such currency and then convert the earned royalty into its equivalent in United States currency at the New York foreign exchange selling rate for such currency for the last business day of the calendar quarter for which payment is made, as published by the Wall Street Journal. If such rate is not so published, the conversion shall be at the selling rate for such currency for the last business day of the calendar quarter for which payment is made, as published by a leading New York, New York bank chosen by Licensee and reasonably acceptable to RCT. If Licensee is late in making any payment, the applicable exchange rate obtained from the sources described above shall be the greater of the rate on the date payment was actually made or the rate on the date on which payment was due.

     3.6. If Licensee fails to make any payment required under this Agreement on or before the date ten days after Licensee’s receipt of RCT’s written notice of such failure, Licensee shall pay interest on such amount at an annual rate equal to the prime rate, as quoted by Wells Fargo Bank, N.A., plus 3%, which interest shall accrue on the entire, unpaid amount from the date the payment not timely manner became due until the date such payment is paid in full. The interest shall be compounded on the last day of each CALENDAR QUARTER. If such rate exceeds the rate allowable by applicable law, then the highest rate allowed by law shall apply. Any payments received shall be applied first to any unpaid, accrued interest and then to the satisfaction of any unpaid principal.
     3.7. Licensee shall bear all taxes and charges which it is required to withhold from royalty payments made by Licensee to RCT by a government authority other than the United States or a political or governmental subdivision thereof, and payments hereunder shall be made undiminished by any such tax or charge. Such taxes and charges shall not include any U.S. maintenance fees for keeping in force any issued U.S. patent included under the LICENSED PATENTS. Licensee shall cooperate with and assist RCT in obtaining any exemption from royalty withholding taxes imposed by any government (or instrumentality) of any country of the LICENSED PATENTS on payments made by Licensee to RCT. To that end, Licensee shall ensure that all payments made under this Agreement from Licensee to RCT shall originate in the United States. If an exemption from royalty withholding taxes is not available, and if Licensee is unable to originate in the United States payments under this Agreement, the earned royalty rate provided above (and any payments specified above) shall be increased by an amount such that the amount actually remitted to RCT after Licensee withholds any such taxes is equal to the above percentage of the NET SALES VALUE of PHYLOS PRODUCTS. If the earned royalty rate or a payment is grossed up in the foregoing manner, any refund of such taxes shall be remitted to Licensee. In such event, RCT shall fully cooperate with Licensee in obtaining, through ordinary administrative procedures, a refund of such taxes withheld and shall promptly execute and sign such documents reasonably requested by Licensee to obtain such refund through ordinary administrative procedures, all without out-of-pocket expense to RCT.
4. RECONDS, REPORTS, AND INSPECTION.
     4.1. Licensee shall render to RCT, at the same time as each of the earned royalty payments referred to in Paragraph 3.2 are made, a written statement providing the following details:
     (a) the unit quantities of DIAGNOSTIC PRODUCTS and PHARMACEUTICAL PRODUCTS, SOLD by Licensee or its AFFILIATES, separately stated for each such class of LICENSED MONOBODY, during the CALENDAR QUARTER covered by the report in each country in which such billing occurred. The statement shall include the identity of each type of DIAGNOSTIC PRODUCT and PHARMACEUTICAL PRODUCT SOLD;
     (b) the United States dollar value of the billings on such quantities in (a) above;
     (c) the calculation of NET SALES VALUE of the DIAGNOSTIC PRODUCT and PHARMACEUTICAL PRODUCT SOLD, separately stated for each class of LICENSED MONOBODY, based on the dollar value determined in
     (b) above including a detailed accounting of any allowed deductions from the invoice amounts to arrive at the NET SALES VALUE;
     (d) the computation of earned royalties based on the NET SALES VALUE computed under (c) above;
     (e) the quantities of such PHYLOS PRODUCTS transferred between RELATED PARTIES or USED by RELATED PARTIES, the computation of earned royalties thereon, and the total royalties so computed.
     If no earned royalties are due, Licensee shall so report. On or before the date ninety days after the end of the CALENDAR QUARTER in which this Agreement is terminated Licensee shall provide to RCT a written report that complies in all respects with this Paragraph along with a payment of any amounts to be paid in respect thereof.

     4.2. Licensee shall keep and maintain records in accordance with generally accepted accounting principles sufficient to enable RCT to determine the monies payable to RCT by Licensee under the terms of this Agreement and Licensee’s compliance in other respects with this Agreement. Licensee shall retain such records for five years after the end of the reporting period to which they pertain. Licensee shall make such records available to inspection and copying by a certified public accountant appointed by RCT at RCT’s expense and reasonably acceptable by Licensee, at any reasonable time during normal business hours, but not more often than once per calendar year, to the extent necessary for RCT to verify the records and payments due under this Agreement. If any such inspection discloses an underpayment of earned royalties of 7.5% or more of the amount of earned royalties actually due for any CALENDAR QUARTER, then Licensee shall promptly pay the reasonable cost of such inspection after Licensee’s receipt of the bill / invoice for such inspection.
     4.3. RCT shall maintain the reports made pursuant to Paragraph 4.1 and their content, and any information obtained or copied pursuant to Paragraph 4.2, in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, except to its officers, employees, consultants and agents. RCT may disclose information pertaining to this Agreement to the INSTITUTION and the inventors of the LICENSED PATENTS pursuant to RCT’s and the INSTITUTION’S Agreement for Disclosure, Evaluation, and Commercialization. RCT’s obligations of confidentiality under this Paragraph 4.3 shall not apply to any information that: (a) at the time of receipt by RCT, was independently known to RCT from a source other than Licensee or its AFFILIATES; or (b) at the time RCT discloses it to a third party, is generally known to the public through no fault of RCT; or (c) at the time RCT discloses it to a third party, has been made available to RCT by a third party having the lawful right to do so without breaching any obligation of confidentiality to Licensee; or (d) RCT must disclose to preserve or assert its rights under this Agreement.
5. LIMITATION OF LIABILITY. INDEMINIFCATION. INSURANCE.
     5.1. None of RCT, INSTITUTION or any inventor identified on any LICENSED PATENT, shall be liable for any damages, whether direct or otherwise, arising out of the use by Licensee, its AFFILIATE or any third party of information, samples or materials supplied hereunder, or product made under this Agreement and sold by Licensee or its AFFILIATE. None of RCT, INSTITUTION, or any such inventor shall be liable for lost or prospective profits or special or consequential damages, whether or not any one of them has been advised of the possibility of such damages. None of RCT, INSTITUTION, or any such inventor shall be liable for any claim by a third party against Licensee except to the extent any such claim is attributable to the gross negligence or willful misconduct on the part of RCT, INSTITUTION, or such inventor, as the case may be, although those of RCT, INSTITUTION or such inventor not guilty of such gross negligence or willful misconduct shall not be subject to this exception and shall continue to benefit from such exclusion of liability.
     5.2. None of RCT, INSTITUTION or any inventor identified on any LICENSED PATENT: (a) shall have the right to control or will control the manner in which any product licensed under this Agreement is made or practiced; (b) has provided any know-how or operating instructions or other information with respect to any such product; and (c) makes any representation or warranty whatsoever with respect to any such product. In recognition of the foregoing, Licensee agrees to indemnify and hold harmless RCT, INSTITUTION, any inventor identified on any LICENSED PATENT, and all directors, officers and employees of RCT or INSTITUTION, (collectively, the “Indemnitees”) from and against any and all third party claims, demands, actions, liabilities, judgments, costs and expenses of whatever kind, whether based on contract, negligence, strict liability, product liability, or statutory liability, and without regard to any contributory negligence on the part of Indemnitees, including, without limitation, attorney’s fees and cost of defense, arising out of or related in any way to Licensee’s production, USE or SALE of PHYLOS PRODUCTS. RCT shall ensure that Licensee is promptly notified of any such claims in which it intends to invoke this Paragraph 5.2. RCT and its employees shall cooperate fully Licensee and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification at no out-of-pocket expense to RCT and its employees. The foregoing indemnity shall not be available to RCT, INSTITUTION, or any such inventor to the extent any claim, damage, or liability arises from gross negligence or willful misconduct of RCT, INSTITUTION or such inventor, as the case may be, in the manufacture, use, sale, or importation of an PHYLOS PRODUCT, although those of RCT, INSTITUTION, or such inventor not guilty of such acts shall not be subject to this limitation and shall continue to benefit from such indemnity.

     5.3. On or before the earlier of the date Licensee begins clinical trials involving the use of any PHYLOS PRODUCTS, or marketing of any PHYLOS PRODUCT, Licensee shall obtain and, thereafter throughout the term of this Agreement, and for a period of 15 years after termination of this Agreement, maintain in force products liability insurance and other insurance coverages typically carried by entities engaged in Licensee’s business in amounts not less than Two Million U.S. Dollars (US$2,000,000) per accident or occurrence. Such insurance policies shall name the Indemnitees as additional insureds as respects this Agreement. Such policies shall provide or be endorsed to provide that such insurance is primary and any other insurance carried by any of the Indemnitees shall be excess and not contributing with the insurance required hereunder. The policies shall contain Cross Liability and/or Severability of Interests provisions so as to not impair the right of one insured against another insured. The insurance policies shall provide or be endorsed to provide that written notice by registered mail shall be given to the Indemnitees at least thirty days before termination, cancellation, or reduction of coverage. The insurance policies required to be carried by Licensee under this Agreement shall be with companies that are reasonably acceptable to, and approved by, RCT. Licensee shall furnish RCT and the INSTITUTION with a certificates of insurance evidencing coverage and, when requested, a copy of such policy. The requirements of this Paragraph 5.3 shall survive termination of this Agreement.
6. REPRESENTATIONS AND WARRANTIES. Nothing contained in this Agreement shall be construed as a representation by RCT that the LICENSED PATENTS can be or will be used to prevent the importation, SALE or USE by a third party of a product in any country of the LICENSED PATENTS where such product is placed in commerce under circumstances which applicable laws or treaties preclude the use of the LICENSED PATENTS to prevent such importation, SALE or USE. Nothing contained in this Agreement shall be construed as a representation or warranty: (a) as to the scope or validity of any patent or patent application in the LICENSED PATENTS; or (b) that any performance, or practice under any patent or patent application in the LICENSED PATENTS is not an infringement of any patent of others. RCT warrants that it is the owner of the LICENSED PATENTS and that it has the right to grant the licenses granted under Paragraph 2.1 hereof. Each party represents and warrants to the other that this Agreement constitutes a valid and binding agreement of the representing and warranting party, that execution, delivery and performance of this Agreement by the representing and warranting party are within such party’s corporate power, have been duly authorized by all necessary corporate action, and that it shall exercise its good faith in performing under this Agreement. Neither Licensee nor RCT makes any other warranties, express or implied.
7. FORCE MAJEURE. No failure or omission by any party in the performance of any obligation of this Agreement (except payments hereunder) shall be deemed a breach of this Agreement nor create any liability if the same shall arise from any cause or causes beyond the control of the party in question, as the case may be, including, but not restricted to, the following, which, for the purpose of this Agreement, shall be regarded as beyond the control of the party in question: acts of God; acts or omissions of any government or any agency thereof; compliance with any governmental authority or any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; acts of the public enemy; war, declared or undeclared; rebellion; insurrection; riot; sabotage; invasion; quarantine restrictions; strike; lockout; disputes or differences with workmen; transportation embargoes or delays in transportation.
8. TERM AND TERMINATION
     8.1. Unless earlier terminated as hereinafter provided, this Agreement shall automatically expire in each country on the date on which the last to expire of the LICENSED PATENTS that Licensee is practicing under expires. Licensee may terminate this Agreement at any time by giving RCT three months’ written notice of Licensee’s election to terminate.
     8.2. If a party defaults under any of the terms, covenants or provisions of this Agreement, such party shall have thirty days after the giving of written notice of such default within which to correct such default. If such default is not corrected within such thirty day period, the other party shall have the right, at its option, and in addition to any other remedy available at law or equity, to cancel and terminate this entire Agreement and the licenses granted hereunder, including the licenses extended to AFFILIATES.
     8.3. Termination of this Agreement shall not constitute a termination or a waiver of any rights of any party against any other party accruing at or prior to the time of such termination. Without limiting the generality of the foregoing, Licensee’s obligations to pay any amount payable to RCT under this Agreement, and to report and pay royalties to RCT as to any PHYLOS PRODUCT or LICENSED MONOBODY made before termination of this Agreement or expiration of the pertinent LICENSED PATENTS (even if such PHYLOS PRODUCT or LICENSED MONOBODY is SOLD or imported after the termination of this Agreement or expiration of the pertinent LICENSED PATENTS), shall survive such termination or expiration. In addition to any provision of this Agreement that expressly provides for acts or obligations to continue beyond the termination of this Agreement, the provisions of ARTICLES 4 (“Reports, Records and Inspection”), 5 (“Limitation of Liability; Indemnity”), 6 (“Representations and Warranties”), and 12 (“Validity”) and this Paragraph 8.3 shall survive the termination of this Agreement.
9. INTEGRATION. WAIVERS. This Agreement, and any exhibits attached to this Agreement, constitute the entire agreement between the parties as to the subject matter of such documents. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises, and understandings are superseded and merged into, extinguished by, and completely expressed by such documents. No party shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises, or understandings not specifically set forth in such documents. A party’s express or implied consent or waiver of the other party’s breach of its obligations hereunder shall not be deemed to be, or construed as, a consent to, or waiver of, any other breach of the other party. A party’s failure, no matter how long, to: (a) complain of any act, or failure to act, by the other party; (b) declare the other party in default; (c) insist upon the strict performance of any obligation or condition of this Agreement; or (d) exercise any right or remedy consequent upon a breach thereof; shall not constitute a waiver by such party of its rights, such breach, or any other obligation or condition. A party’s consent in any one instance shall not limit or waive the necessity to obtain such party’s consent in any future instance. No single or partial exercise of any right, power or privilege by a party hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege by such party. In any event, no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the party granting such consent or waiver.
10. ASSIGNABILITY. This Agreement and any modification thereof shall be binding upon and shall inure to the benefit of RCT, its assigns and successors in interest. This Agreement and any modification thereof shall be binding upon and shall inure to the benefit of Licensee and the successor to its entire business and good will, but shall not otherwise be assigned by Licensee without prior approval by RCT being first obtained in writing, which approval will not be unreasonably withheld.
11. LAW. This Agreement shall be governed by and construed according to the laws of the United States of America, and the internal laws of the state of Arizona, United States of America. The parties shall make all reasonable efforts to resolve any dispute concerning this Agreement, its construction, or its actual or alleged breach, by face-to-face negotiations between senior executives. Should such negotiation fail to resolve the matter, either party may bring judicial proceedings to resolve the matter in any state or federal court of competent jurisdiction sitting in the State of Arizona, Pima County. By executing and delivering this Agreement, each party, for itself and in respect of its property, irrevocably consents and submits to the exclusive jurisdiction and venue of such courts in any such proceeding and otherwise waives any objection or defense, including any objection or defense based on forum non conveniens or improper venue, which it may now or hereafter have to the bringing of any such proceedings in such courts. Each party further agrees that service of process of notice in any such proceeding shall be effective if in writing and sent in the manner provided in ARTICLE 13 of this Agreement, or in any other manner permitted by Arizona law.
12. VALIDITY. Nothing in this Agreement shall be construed to require the commission of any act contrary to law. If any of the provisions of this Agreement are held to be invalid or unenforceable, the parties will attempt to replace them with new provisions which have the same force and effect and the remaining provisions shall not be affected. The parties agree that each party has reviewed this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.
13. ADDRESSES. All notices, requests, reports and other communications provided in this Agreement shall be in writing and shall be deemed to have been made or given: (a) when delivered, if delivered by hand or sent by facsimile or the like; (b) on the day following deposit with an overnight courier; or (c) on the date three days following deposit with the United States Mail, certified or registered:

If to RCT:
President
Research Corporation Technologies, Inc.
101 N. Wilmot Rd., Suite 600
Tucson, AZ 85711-3365
Fax: 520-748-0025
If to Licensee:

Fax:
Such addresses may be altered by notice so given. If no time limit is specified for a notice required or permitted to be given by this Agreement, the time limit therefor shall be three full business days, not including the day of mailing.
14. INFRINGEMENT AND PATENT PROSECUTION.
     14.1. RCT will protect the LICENSED PATENTS from infringement and prosecute alleged infringers when, in its sole judgment, such action may be necessary, proper, and justified. Licensee shall fully cooperate with RCT, as RCT may request, in connection with any such action, at no out-of-pocket expense to Licensee.
     14.2. At its sole cost and expense, RCT shall maintain and prosecute the LICENSED PATENTS. RCT does not represent or warrant to Licensee that any patent will issue or be granted based on any LICENSED PATENT. RCT may, in its sole discretion, abandon any LICENSED PATENT. Should RCT assign any LICENSED PATENT to the INSTITUTION or any other third party, such assignment shall be subject to the rights and licenses granted hereunder which shall continue unaffected by any such assignment. Licensee shall cooperate with RCT in the prosecution of any LICENSED PATENT, and in RCT’s efforts in seeking any available extension of the term of any LICENSED PATENT at no out-of-pocket expense to Licensee. To that end, Licensee shall provide RCT with any data, experimental materials, research or test results in Licensee’s possession or control and that RCT may reasonably request for its patent prosecution or patent term extension efforts in connection with the LICENSED PATENTS. In addition, Licensee shall cooperate with RCT, and shall cause its employees to cooperate reasonably with RCT, in the preparation of any declarations or affidavits that are to be signed by Licensee or employees of Licensee. RCT agrees to take commercially reasonable actions to ensure that such any agencies or regulatory bodies to which RCT discloses such information, materials or samples shall treat the same as confidential.
15. INDEPENDENT CONTRACTOR. In its performance under this Agreement, each party shall be an independent contractor and neither party (nor its employee or agent) shall be an agent or partner of the other party.
16. HEADINGS. The headings of the various Paragraph of this Agreement are used solely for the convenience of the parties, do not form a part of this Agreement, do not affect the interpretation or meaning of this Agreement, and do not define, limit, extend, or describe its scope or intent.
17. NO THIRD PARTY BENEFICIARIES. Except for Paragraphs 5.1, 5.2, and 5.3, which shall also be for the benefit of, and enforceable by, the INSTITUTION and the inventor of the LICENSED PATENTS, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party. The agreements herein contained are made for the sole benefit of the parties hereto and no other person or entity is intended to or shall have any rights or benefits hereunder, whether as a third party beneficiary or otherwise.
18. COMPUTATION OF TIME. In computing any period of time pursuant to this Agreement, the day or date of the act, notice, event, or default from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday, or national holiday in the country of either party in which event the period runs until the end of the next day which is not a Saturday, Sunday, or national holiday in the country of either party.
19. PATENT MARKING. Licensee and its AFFILIATES shall mark all PHYLOS PRODUCTS with a legible notice indicating that the PHYLOS PRODUCTS are covered by claims in a pending patent application or an issued LICENSED PATENT, as the case may be, whenever such marking is not prohibited by applicable law.

20. NON-USE OF NAMES. Neither Licensee nor its AFFILIATES shall use the name of any inventor, the INSTITUTION, RCT, or any adaptation of any of them, in any advertising, promotional or sales literature, without prior written consent obtained from the inventor, the INSTITUTION, or RCT, as applicable. Nonetheless, either party hereto may publicly announce or disclose the fact of the parties’ entering into a non-exclusive license under this Agreement but may not publicly announce or disclose any other terms of this Agreement.
IN WITNESS WHEREOF, the parties hereto have each caused a duly authorized officer to sign this Agreement to be effective the Effective Date.

[Licensee]	Research Corporation Technologies, Inc.

By:	By:

Name and Title:	Name and Title:

Date:	Date:

EXHIBIT A
LICENSED PATENTS
Inventors: Dr. Shohei Koide
Invention: “Artificial Antibody Scaffolding”
RCT Project No. 060-1710
PATENT APPLICATIONS

Countries	Serial No.	Filing Date
United States	096,749	June 12, 1998 derived from Provisional Application
		60/049,410 filed June 12, 1997
United States	638,202	August 11,2000
United States	637,614	August 11,2000
United States	165,555	June 6, 2002
United States	174,717	June 18, 2002
United States	190,162	July 3, 2002

Australia	79596/98	June 12, 1998

Canada	2,293,632	June 12, 1998
Japan	11-503195	June 12, 1998
European	98930131.2	June 12, 1998
Austria
Belgium
Denmark
France
Germany
Great Britain
Ireland
Italy
Netherlands
Spain
Sweden
Switzerland

AMENDMENT NO. 2 TO LICENSE AGREEMENT
BETWEEN ADNEXUS THERAPEUTICS, INC. AND RESEARCH CORPORATION TECHNOLOGY
     THIS AMENDMENT NO. 2 (this “Amendment”), effective as of May 2, 2007 (the “Effective Date”), is by and between Adnexus Therapeutics, Inc. (“Adnexus”) of 100 Beaver Street, Suite 300, Waltham, MA 02453, and Research Corporation Technologies Inc. (“RCT”) of 101 North Wilmot Road, Suite 600, Tucson, AZ 85711-3365.
     WHEREAS, Phylos, Inc. (“Phylos”) and RCT entered into a License Agreement effective July 1, 1999, as amended by Amendment No. 1 to the License Agreement, dated January 15, 2003 (as amended, the “License Agreement”);
     WHEREAS, Adnexus, formerly known as Compound Therapeutics, Inc., became on December 16, 2003 the successor in interest to Phylos under the License Agreement; and
     WHEREAS, the parties desire to amend the License Agreement to replace all references to Phylos with Adnexus.
     NOW, THEREFORE, in consideration of the mutual covenants contained in the License Agreement and in this Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Section 14 of the License Agreement (“ADDRESSES”) is amended by replacing the section beginning “If to Phylos” with the following:
If to Adnexus:
Adnexus Therapeutics, Inc.
100 Beaver Street
Waltham, MA 02421
Fax: 781-209-2302
Attn: Vice President, Business Development
2. The License Agreement (including the Exhibits thereto) is hereby amended by replacing all references to “Phylos”, whether a capitalized term or not, with “Adnexus” or “ADNEXUS”, as appropriate (save for any signature blocks). In addition, the preambles to the original License Agreement and Amendment No. 1 thereto are hereby amended by replacing “Phylos, Inc., a Massachusetts Corporation, with offices at 128 Spring Street, Lexington, MA 02421-7802” with “Adnexus Therapeutics, a Delaware corporation, with offices at 100 Beaver Skeet, Waltham , MA 02453”.
3. This Amendment will act to amend the License Agreement, which License Agreement will otherwise remain in full force and effect. This Amendment will be governed by and construed according to the laws of the United States of America, and the internal laws of the state of Arizona, United States of America.

1

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives.

ADNEXUS THERAPEUTICS, INC.

By	/s/ Katrine Bosley

Print Name:	Katrine Bosley
Title	VP Business Development

duly authorized

RESEARCH CORPORATION TECHNOLOGIES, INC.

By	/s/ Shaun A. Kirkpatrick

Print Name	Shaun A. Kirkpatrick
Title	President and CEO

duly authorized

SHAUN A. KIRKPATRICK President and Chief Executive Officer 101 North Wilmot Road. Suite 600 Tucson, Arizona 85711-3365 Phone: (520) 748-4400 Direct: (520) 748-4446 Fax: (520) 748-0208
NOTICE OF ASSIGNMENT
May 31, 2007
By Fax: 781-209-2302
Ms. Katrine Bosley
Vice President, Business Development
Adnexus Therapeutics, Inc.
100 Beaver Street
Waltham, MA 02421

Re:	Notice of Assignment of RCT License Agreement
RCT Project No. 060-1710
Artificial Antibody Scaffolding
Dear Ms. Bosley:
Research Corporation Technologies, Inc. (“RCT”) and Adnexus Therapeutics, Inc (“Adnexus”) are parties to a non-exclusive license agreement made effective as of July 1, 1999, as amended on January 15, 2003 and May 2, 2007 (the “License Agreement”).
This letter serves as notice to Adnexus that RCT has assigned the License Agreement in its entirety to Novartis International Pharmaceutical Ltd. (“Novartis”) as of May 29, 2007. As of that date, RCT has also assigned to Novartis the patent rights that are the subject of the License Agreement.
Please note that RCT and Novartis are treating both the assignment of the License Agreement and the patent rights thereunder as strictly confidential. Accordingly, we request that Adnexus also treat the assignments as confidential information.
Unless notified otherwise by Novartis, Adnexus should send all future reports, payments, notifications and communications under the License Agreement to:
e-mail: skirkpatrick@rctech.com
http://www.rctech.com

Page 2 — Letter to Ms. Katrine Bosley — Adnexus Therapeutics, Inc.
Notice of Assignment of RCT License Agreement
General Counsel
Novartis International Pharmaceutical Ltd.
Hurst Holme
12 Trott Road
Hamilton, HM11
Bermuda
(FAX 441-296-5083)
RCT appreciates the effort Adnexus has made to develop commercial products under the License Agreement.
Sincerely yours,

/s/ Shaun A. Kirkpatrick Shaun A. Kirkpatrick
President & CEO

C:	Mr. J. Mendlein, President, Adnexus Therapeutics, Inc.
Mr. Jim Moffett
Dr. David Wiersma
Ms. Kieran Fasse